Filed pursuant to Rule 424(b)(3)
Registration No. 333-110014

Prospectus Supplement No. 2 to Prospectus Dated April 12, 2004

Andrew Corporation

$240,000,000 3 1/4% Convertible Subordinated Notes Due August 15, 2013 and
17,531,568 Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements the Prospectus dated April 12, 2004 (as supplemented by Prospectus Supplement No. 1 dated June 8, 2004) relating to the resale by certain selling securityholders of up to $240,000,000 of our 3 1/4% convertible subordinated notes due August 15, 2013 and up to 17,531,568 shares of common stock issuable upon conversion of the notes to reflect that two of the selling securityholders identified in the accompanying Prospectus have changed their names. American AAdvantage Funds has changed its name to American Beacon Funds and SCI Endowment Care Trust Fund-First Union has changed its name to SCI Endowment Care Trust Fund-Wachovia. This Prospectus Supplement should be read in conjunction with the Prospectus (as previously supplemented) and this Prospectus Supplement is qualified by reference to the Prospectus (as previously supplemented) except to the extent that the information contained herein supersedes the information contained in the Prospectus (as previously submitted).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 14, 2005.